IMPORTANT SHAREHOLDER INFORMATION
Madison Funds
Special Meeting of Shareholders, November 30, 2023

Dear Fellow Shareholder:

Next year, Madison Investments will mark its 50th year in business as an independent employee-owned firm. In August, the firm announced its intention to buy back shares from Frank Burgess, our founder, and Chairman of the Board who holds a controlling interest in the firm. We are extremely happy and excited for Frank and his family and equally excited for Madison Investments and our clients. This is the final phase of a carefully crafted succession plan and secures the firm’s legacy as an independent, 100% employee-owned investment firm.
As a shareholder of Madison Funds, you were mailed a proxy statement seeking approval of a new investment advisory agreement between Madison and your Fund. The change of control resulting from the share buyback will terminate the existing investment advisory agreement. Your approval is needed for a new advisory agreement which will take effect upon the consummation of the change in control, on or about December 1, 2023. The services to be provided under the new advisory agreement are substantially similar to the existing agreement and the fees remain the same.
We want to assure you the share buyback and subsequent change of control will not change our leadership team or our investment teams and strategies. We remain focused on taking care of our clients and Fund shareholders with a steadfast belief in our business strategy. Our core beliefs in active investment management, crafting all-weather portfolios, and outperforming over a full market cycle will continue.
Your vote is extremely important. Please vote today. Call 1-866-963-5820 to speak with a Proxy Specialist who can answer your questions and assist with voting.
We appreciate your participation and prompt response, and thank you for investing in the Madison Funds.
Sincerely yours,

/s/ Steven A. Carl	Patrick F. Ryan
Steven A. Carl Chairman of the Executive Committee, Chief Distribution Officers, Madison Investments	Patrick F. Ryan, CFA President, Madison Funds Head of Multi-Asset Solutions, Portfolio Manager, Madison Investments
The proxy materials previously sent to you contain important information, please read them carefully. Copies of the proxy statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting www.madisonfunds.com/proxy or by calling a Proxy Specialist toll-free at 1-866-963-5820, available Monday through Friday from 9 a.m. – 11 p.m. ET and Saturday from noon – 6 p.m. ET.